EXHIBIT 10.13(b)

EXECUTION VERSION

SECOND AMENDED AND RESTATED

NUCLEAR MANAGING BOARD AGREEMENT

AMONG

GEORGIA POWER COMPANY

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)

MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA

AND

CITY OF DALTON, GEORGIA

DATED AS OF APRIL 21, 2006

i

ARTICLE VI			42

6.0	Recovery of Costs		42

ARTICLE VII			43

7.0	Relation To Existing Agreements		43

ARTICLE VIII			46

8.0	Term, Termination, and Effective Date		46

ARTICLE IX			46

9.0	Miscellaneous		46
	9.1	Required Approvals	46
	9.2	Further Assurances	46
	9.3	Governing Law	46
	9.4	Notice	46
	9.5	Section Headings Not To Affect Meaning	48
	9.6	Time of Essence	48
	9.7	Amendments	48
	9.8	Successors and Assigns	48
	9.9	Counterparts	49
	9.10	Computation of Percentage Undivided Ownership Interest	49
	9.11	Several Agreements	49
	9.12	Confidentiality	49
	9.13	Effect on Joint Committee Agreement	52
	9.14	Dispute Resolution	52
	9.15	Accounting Methodology	57
	9.16	Remedies	58
	9.17	Operating Agent Authority	59
	9.18	Amended and Restated Nuclear Managing Board Agreement Superseded	59

ii

SECOND AMENDED AND RESTATED

NUCLEAR MANAGING BOARD AGREEMENT

FOR

PLANT HATCH AND PLANT VOGTLE

THIS SECOND AMENDED AND RESTATED NUCLEAR MANAGING BOARD AGREEMENT FOR PLANT HATCH AND PLANT VOGTLE is made and entered into as of April 21, 2006 (“Effective Date”), among GEORGIA POWER COMPANY, a corporation organized and existing under the laws of the State of Georgia; OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation organized and existing under the laws of the State of Georgia; the MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, a public corporation and an instrumentality of the State of Georgia; and the CITY OF DALTON, a municipal political subdivision of the State of Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners (hereinafter collectively called the “Participants” and individually sometimes called “Participant”).

W I T N E S S E T H:

WHEREAS, the Participants have previously entered into the Participation Agreements concerning Plant Hatch and Plant Vogtle, pursuant to which OPC, MEAG and Dalton have appointed GPC as their agent in connection with the planning, licensing, design, construction, acquisition, completion, startup, commissioning, management, control, operation, maintenance, renewal, addition, replacement and decommissioning for Plant Hatch and Plant Vogtle (hereinafter the “Agency Functions”); and

WHEREAS, the Participants have also previously entered into the Joint Committee Agreement, dated as of August 27, 1976, for the purpose of establishing a Joint Committee to coordinate steps taken to implement and administer the agreements identified in Attachment A to the Joint Committee Agreement including, among others, the Participation Agreements; and

WHEREAS, the Participants have also previously entered into the Nuclear Managing Board Agreement, dated as of November 12, 1990, which among other things established a Nuclear Managing Board to coordinate the implementation and administration of the Participation Agreements in lieu of the Joint Committee; and

WHEREAS, the Participants replaced the Nuclear Managing Board Agreement with the Amended and Restated Nuclear Managing Board Agreement in order to institute Southern Nuclear as the Operating Agent, for GPC to enter into the Nuclear Operating Agreement and to provide that the Nuclear Managing Board shall have the authority to administer the Nuclear Operating Agreement in the manner hereinafter set forth; and

WHEREAS, the Participants have entered into that certain Plant Vogtle Owners Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units dated as of May 13, 2005, as amended (the “Development Agreement”), whereby the Participants authorized GPC (as Agent) to undertake certain development activities on their behalf and made certain other consents and grants with regard to the development, licensing, engineering, construction, operation and maintenance of the Additional Units, among other things; and

WHEREAS, pursuant to Section 1.6 of the Development Agreement, the Participants agreed to negotiate in good faith Definitive Agreements (as defined in the Amended and Restated Operating Agreement), including this Agreement; and

WHEREAS, the Participants now desire to enter into this Second Amended and Restated Nuclear Managing Board Agreement in order to amend and restate the Amended and Restated Nuclear Managing Board Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual undertakings stated herein, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE I

DEFINITIONS

1.0                                 Definitions. As used herein, the following terms and phrases shall have, respectively, the following meanings:

1.1                                 “Accounting Services Committee” means the subcommittee designated pursuant to Section 2.12.1 of this Agreement that shall report to the Nuclear Managing Board as described in such Section.

1.2                                 “Additional Unit” and “Additional Units” have the meaning given such terms in the Additional Units Ownership Agreement.

1.3                                 “Additional Units Ownership Agreement” means the Alvin W. Vogtle Additional Units Ownership Participation Agreement among GPC, OPC, MEAG and Dalton dated April 21, 2006.

1.4                                 “Affiliate” of any specified entity, means any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified entity. For purposes of this definition, “control” when used with respect to any entity means the power to direct the management and the policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.5                                 “Agency Functions” means the functions of the Participants’ Agent described in the first recital of this Agreement.

1.6                                 “Agreement” means this Second Amended and Restated Nuclear Managing Board Agreement unless the text clearly indicates otherwise.

1.7                                 “Amended and Restated Operating Agreement” means the Plant Alvin W. Vogtle Nuclear Units Amended and Restated Operating Agreement among GPC, OPC, MEAG and Dalton dated as of April 21, 2006.

1.8                                 “Billing Dispute” has the meaning given such term in the Additional Units Ownership Agreement or the Amended and Restated Operating Agreement, as applicable.

1.9                                 “Dalton” means the City of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners, and its respective successors and assignees.

1.10                           “Designated Representative” means the representative designated by a Participant to be its “Designated Representative” for the purposes of coordinating inquiries of the Operating Agent pursuant to Section 5.1 of this Agreement and Section 3.3 of the Nuclear Operating Agreement and the representative of the Operating Agent designated to respond to such inquiries. When this Agreement or the Nuclear Operating Agreement provides that the supply of information or any request for information is to be through a Designated Representative, the Operating Agent or any Participant, as applicable, may identify a particular employee to serve as its Designated Representative for any particular category of information where the location or specialized nature of the information makes reliance on a specialized delegate more efficient than relying on the primary Designated Representative, and any such employee so designated shall be deemed the Designated Representative for such purposes. In addition, when this Agreement or the Nuclear Operating Agreement specifies that a Designated Representative is to have electronic access to information or is to be provided with reports or other information, each Participant may identify a reasonable number of employees to have such access (subject to the access requirements of this Agreement and the Nuclear Operating Agreement) or to be provided with such reports or other information, and any employees so designated shall be deemed Designated Representatives for such purposes. If the Operating Agent or any Participant reasonably finds it cumbersome or impractical to recognize such a delegate or delegates, or determines there are an excessive number of delegates for purposes of providing or receiving the information in question, then such party’s Designated Representative may raise an objection to the delegation(s) to the other party’s Designated Representative. If the Designated Representatives of the affected Participant and Operating Agent are unable to reach a mutually satisfactory resolution within thirty (30) days, the Operating Agent or the affected Participant may submit the dispute for resolution pursuant to the dispute resolution process set forth in Section 9.14.

1.11                           “Development Agreement” has the meaning given such term in the recitals to this Agreement.

1.12                           “Each Plant” means and refers to, as applicable, (a) Plant Hatch, provided that should activities or actions concerning Plant Hatch be undertaken with respect to one or more units of Plant Hatch individually, the phrase Each Plant shall mean and refer to that unit and related facilities, equipment, inventory and common facilities; (b) the Existing Units and related facilities, equipment, inventory and common facilities, provided that should activities or actions be undertaken with respect to one of the Existing Units individually, the phrase Each Plant shall mean and refer to that unit and related facilities, equipment, inventory and common facilities; and (c) the Additional Units and related facilities, equipment, inventory and common facilities, provided that should activities or actions be undertaken with respect to one of the Additional Units individually, the phrase Each Plant shall mean and refer to that unit and related facilities, equipment, inventory and common facilities.

1.13                           “Existing Units” means Vogtle Unit No. 1 and Vogtle Unit No. 2, as defined in the Existing Units Ownership Agreement.

1.14                           “Existing Units Ownership Agreement” consists of The Alvin W. Vogtle Nuclear Units Numbers One and Two Purchase and Ownership Participation Agreement among GPC, OPC, MEAG, and Dalton, dated August 27, 1976, as amended January 18, 1977 and February 24, 1977, and a Purchase, Amendment, Assignment and Assumption agreement between GPC and MEAG dated April 9, 1985 as amended.

1.15                           “Fuel Budget” means the budget described in Section 4.5 hereof.

1.16                           “Fuel Plan” means the plan described in Section 4.2 hereof.

1.17                           “Fuel Services” means work related to supplying and managing the nuclear fuel for Each Plant including, without limitation, planning, procurement, contract administration, fuel cycle design, fuel core and assembly design, fuel quality assurance, nuclear materials management and all activities relating to procurement, conversion, enrichment, fabrication, transportation, installation, monitoring, repairing, storage, reprocessing and disposal of uranium, nuclear fuel, related materials and waste products.

1.18                           “Governmental Authority” means any local, state, regional or federal legislative, regulatory, administrative, legal, judicial, or executive agency, commission, department or other entity, and any person acting on behalf of any such entity.

1.19                           “GPC” means Georgia Power Company, a corporation organized and existing under the laws of the State of Georgia, and its successors and assigns.

1.20                           “Joint Committee Agreement” means the Joint Committee Agreement among GPC, OPC, MEAG and Dalton, dated as of August 27, 1976, as amended.

1.21                           “Legal Requirements” means all laws, codes, ordinances, orders, judgments, decrees, injunctions, licenses, rules, permits, approvals, written agreements, regulations and requirements of or issued by every Governmental Authority having jurisdiction over the matter in question, whether federal, regional, state or local, which may be applicable to the Operating Agent or any of the Participants, or to Plant Hatch or Plant Vogtle or any of the real or personal property comprising Plant Hatch or Plant Vogtle, or the Nuclear Operating Services or the use, occupancy, possession, operation, maintenance, construction, decommissioning, acquisition, installation, alteration, replacement, reconstruction or disposal of Each Plant or any part thereof.

1.22                           “Major Contract” means (i) any contract for the procurement of a firm supply (excluding any options) of natural or enriched uranium (U3O8 or UF6) from foreign or domestic sources over a term of greater than five years and in an aggregate amount of greater than $50 million, (ii) any contract for the procurement from domestic or foreign sources of uranium enrichment services or fuel fabrication services (which may or may not include fuel core design services) over a term of greater than five years and in an aggregate amount of greater than $50 million, (iii) any contract for the procurement of major items of equipment (e.g., steam generators or reactor coolant pumps) in an amount of greater than $30 million for any single item of equipment, (iv) any contract for the procurement of outage services over a term of greater than five years and in an aggregate amount of greater than $50 million, or (v) any contract which will require the expenditure by Southern Nuclear (including any charges associated with a termination of such contract by Southern Nuclear without cause) in an amount of $50 million in any one year or an aggregate amount of $100 million; provided, however, that if any contract permits the Operating Agent to cancel such contract on less than one year’s advance notice, and the Operating Agent is not obligated to pay a fee or charge for the exercise of such cancellation alone, then the term of such contract for purposes of determining whether such contract is a Major Contract shall be the minimum term which could result if the Operating Agent were to exercise such cancellation right.

1.23                           “MEAG” means the Municipal Electric Authority of Georgia, a public corporation and an instrumentality of the State of Georgia, and its successors and assigns.

1.24                           “New Investment Budget” means the budget described in Section 4.4 hereof.

1.25                           “New Investment Services” means work undertaken with respect to Each Plant that relates to the planning, design, licensing, acquisition, construction, completion, renewal, improvement, addition, replacement, repair, enlargement or modification of any Unit of Property as described in the Retirement Unit Manual of the Southern Electric System, including any amendments thereof as may from time to time be appropriate or necessary to comply with Legal Requirements, under circumstances where expenditures for such work are to be capitalized in accordance with the Electric Plant Instructions of the Uniform System of Accounts prescribed for Class A and B Public Utilities and Licensees by the Federal Energy Regulatory Commission.

1.26                           “NRC” means the United States Nuclear Regulatory Commission or any successor agency authorized to regulate and license utilization facilities pursuant to the Atomic Energy Act of 1954 as amended.

1.27                           “Nuclear Interface Procedure” has the meaning assigned in Section 2.5 of the Nuclear Operating Agreement.

1.28                           “Nuclear Managing Board” means the board established pursuant to Section 2.1 of this Agreement.

1.29                           “Nuclear Operating Agreement” means that certain Amended and Restated Nuclear Operating Agreement Between Georgia Power Company and Southern Nuclear Operating Company, Inc., dated as of April 21, 2006, for the procurement of Nuclear Operating Services for the operation and maintenance of Plant Hatch, the Existing Units and Additional Units as it may be amended from time to time.

1.30                           “Nuclear Operating Services” means New Investment Services, Fuel Services, and Operation and Maintenance Services with respect to Each Plant.

1.31                           “OPC” means Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of the State of Georgia formerly known as Oglethorpe Electric Membership Corporation, and its successors and assigns.

1.32                           “Operating Agent” means the entity licensed by the NRC to operate and maintain Each Plant. As of the Effective Date, Southern Nuclear is the Operating Agent hereunder.

1.33                           “Operation and Maintenance Budget” means the budget described in Section 4.3 hereof.

1.34                           “Operation and Maintenance Services” means work for the Participants relating to the possession, management, control, start up, operation, availability, production of energy, maintenance, modification, shutdown, retirements, and decommissioning, including, but not limited to, any planning, design, engineering, labor, procurement of materials and supplies, materials management, quality assurance, training, security, environmental protection, and handling of any source material, special nuclear material or by-product material together with maintaining or obtaining licenses and regulatory approvals related thereto, governmental affairs or regulatory relationships, and all other activity that is not included in or performed as New

Investment Services or Fuel Services, but which is required for the operation and maintenance of Each Plant or that may be required to comply with Legal Requirements.

1.35                           “Operational Information” has the meaning given such term in Section 5.1 hereof.

1.36                           “Ownership Agreements” means the Existing Units Ownership Agreement and the Additional Units Ownership Agreement.

1.37                           “Participant” or “Participants” means with respect to Each Plant, any, some or all of the parties to this Agreement owning an Undivided Ownership Interest in such plant.

1.38                           “Participating Parties” means the Participants having an Undivided Ownership Interest in either or both of the Additional Units.

1.39                           “Participants’ Agent” means GPC acting on its own behalf and as agent for the other Participants in accordance with the Participation Agreements, or any successor to that role appointed pursuant to the applicable Participation Agreements.

1.40                           “Participation Agreements” means the following construction, purchase and ownership, and operating contracts concerning Plant Hatch and Plant Vogtle:

The Edwin I. Hatch Nuclear Plant Purchase and Ownership Participation Agreement between GPC and OPC, dated as of January 6, 1975, as heretofore or hereafter amended;

The Edwin I. Hatch Nuclear Plant Agreement of Construction between GPC and MEAG, dated as of August 27, 1976, as heretofore or hereafter amended;

The Edwin I. Hatch Nuclear Plant Purchase and Ownership Participation Agreement between GPC and MEAG, dated August 27, 1976;

The Edwin I. Hatch Nuclear Plant Purchase and Ownership Participation Agreement, dated as of August 27, 1976, between GPC and Dalton, as heretofore or hereafter amended;

The Edwin I. Hatch Nuclear Plant Agreement of Construction, dated as of August 27, 1976, between GPC and Dalton, as heretofore or hereafter amended;

The Alvin W. Vogtle Nuclear Units Numbers One and Two Purchase and Ownership Participation Agreement among GPC, OPC, MEAG and Dalton, dated as of August 27, 1976, as heretofore or hereafter amended;

The Alvin W. Vogtle Nuclear Units Numbers One and Two Purchase, Amendment, Assignment and Assumption Agreement between GPC and MEAG, dated as of November 16, 1983, as amended by Amendment Number One thereto dated as of April 9, 1985 as heretofore or hereafter amended;

The Plant Vogtle Owners Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units among GPC, OPC, MEAG and Dalton, dated as of May 12, 2005;

The Alvin W. Vogtle Additional Units Ownership Participation Agreement between GPC, OPC, MEAG and Dalton, dated as of April 21, 2006, as heretofore or hereafter amended;

The Edwin I. Hatch Nuclear Plant Operating Agreement between GPC and OPC, dated as of January 6, 1975, as heretofore or hereafter amended;

The Edwin I. Hatch Nuclear Plant Operating Agreement between GPC and Dalton, dated as of August 27, 1976, as heretofore or hereafter amended;

The Edwin I. Hatch Nuclear Plant Operating Agreement between GPC and MEAG, dated as of August 27, 1976, as heretofore or hereafter amended; and

The Alvin W. Vogtle Nuclear Units Amended and Restated Operating Agreement, dated as of April 21, 2006, among GPC, OPC, MEAG and Dalton as heretofore or hereafter amended.

1.41                           “Plant Hatch” means the Edwin I. Hatch Nuclear Plant, Units 1 and 2, as described more fully in paragraph one and Exhibits B1 and B2 of that certain Edwin I. Hatch Nuclear Plant Purchase and Ownership Participation Agreement between Oglethorpe and GPC dated as of January 6, 1975.

1.42                           “Plant Vogtle” has the meaning given such term in the Amended and Restated Operating Agreement.

1.43                           “Plant Vogtle Cost Allocation Procedures” or “Cost Allocation Procedures” means the methods and procedures for tracking and allocating costs at Plant Vogtle in accordance with the standards set forth in Section 5.0 of the Development Agreement, as the same may be revised.

1.44                           “Prudent Utility Practice” means at a particular time any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior to such time, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. “Prudent Utility Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers’ warranties and the requirements of governmental agencies of competent jurisdiction.

1.45                           “Requisite Owner Action” means, except as otherwise provided in Section 9.10 hereof, (a) with respect to Plant Hatch or the Existing Units, the written approval or disapproval, as the case may be, by those Participants which collectively own Undivided Ownership Interests in Plant Hatch or the Existing Units, as applicable, in the aggregate proportion of not less than eighty-five percent (85%); and (b) with respect to the Additional Units, the written approval or disapproval, as the case may be, by those Participants which collectively own a Weighted Ownership Interest in the Additional Units (as defined in the Additional Units Ownership Agreement) in the aggregate proportion of not less than ninety percent (90%) provided, however, that as to any activities or actions undertaken with respect to only one of the Additional Units or any facilities, equipment, or inventory relating solely to one of the Additional Units, then “Requisite Owner Action” shall mean the written approval or disapproval, as the case may be, by those Participants which collectively own an Undivided Ownership Interest in such Additional Unit in the aggregate proportion of not less than ninety percent (90%). In each case, such written approval or disapproval may be signified by the signatures of the members of the Nuclear Managing Board who represent such Participants and are not precluded in participating or taking action pursuant to Section 9.10 hereof to any resolution or motion acted upon by the Nuclear Managing Board pursuant to Section 2, or by approval of the minutes of any Nuclear Managing Board meeting. The failure to obtain any approval by Requisite Owner Action in any instance where such approval is required by the terms of this Agreement shall constitute disapproval.

1.46                           “Services Plan” has the meaning assigned in Section 2.5 of the Nuclear Operating Agreement.

1.47                           “Southern Electric System” means the electric utility operating company subsidiaries of The Southern Company and Southern Services, collectively.

1.48                           “Southern Nuclear” means Southern Nuclear Operating Company, Inc., a corporation, organized and existing under the laws of the State of Delaware, and its successors and assigns.

1.49                           “Southern Services” means Southern Company Services, Inc., a corporation organized and existing under the laws of the State of Alabama, and its successors and assigns.

1.50                           “Strategic Plan” means the plan containing the information described in Section 4.1 hereof.

1.51                           “The Southern Company” means The Southern Company, a corporation organized and existing under the laws of the State of Delaware, the subsidiaries of which include, but are not limited to, GPC, Southern Nuclear and Southern Services.

1.52                           “Undivided Ownership Interest” means the interest each Participant owns as a tenant in common with the other Participants in Each Plant. As of the Effective Date, the Undivided Ownership Interest of each of the Participants in Plant Hatch and the Existing Units is as follows:

Participant	Plant Hatch	Existing Units
GPC	50.1%	45.7%
OPC	30.0%	30.0%
MEAG	17.7%	22.7%
Dalton	2.2%	1.6%

The Undivided Ownership Interest, if any, of each of the Participants in the Additional Units will be the Weighted Ownership Interest in the Additional Units (as defined in the Additional Units Ownership Agreement) determined from time to time as set forth in the Additional Units Ownership Agreement and the Development Agreement. The Undivided Ownership Interest, if any, of each of the Participants in an Additional Unit will be the Ownership Interest (as defined in the Additional Units Ownership Agreement) in such Additional Unit determined from time to time as set forth in the Additional Units Ownership Agreement and the Development Agreement.

ARTICLE II

2.0                                 Nuclear Managing Board.

2.1                                 Establishment and Members of the Nuclear Managing Board. There has been established a Nuclear Managing Board, which consists of a member and an alternate designated by each Participant. As of the effective date of this Agreement, the Nuclear Managing Board shall have the authorities, powers, and functions hereinafter provided. Each Participant having given written notice of its designated member and alternate to all other Participants, each

Participant may change its designated member or alternate effective upon delivery of written notice of such change to the other Participants.

Each member of the Nuclear Managing Board shall be authorized to represent the Participant which appointed him or her and shall have the authority to obligate such Participant as hereinafter provided or as may otherwise be granted by such Participant in writing, a copy of which writing shall be furnished to all other members of the Nuclear Managing Board. In the event any member of the Nuclear Managing Board is unable to attend any meeting of the Nuclear Managing Board, the designated alternate for such member shall have the full power and authority of such member to act for and obligate the Participant which such member represents.

2.2                                 Authority of the Nuclear Managing Board. The Nuclear Managing Board shall have all authority and power necessary to perform the functions delegated to it by Section 2.3 hereof and any other authority explicitly delegated to it by this Agreement. Such authority shall be exercised by the Nuclear Managing Board in the manner as hereinafter provided in this Agreement.

2.3                                 Functions of the Nuclear Managing Board. The Nuclear Managing Board shall perform the following functions:

2.3.1                        Implement and administer the Participation Agreements in accordance with the terms of such agreements, respectively.

2.3.2                        Administer the Nuclear Operating Agreement, which the Nuclear Managing Board has approved. Approve by Requisite Owner Action i) any amendment of such agreement and any other contract between the Participants’ Agent and Southern Nuclear whereby Southern Nuclear performs Nuclear Operating Services for and on behalf of the Participants’ Agent and all changes to any such contract, and ii) a consent by the Participants’ Agent to any assignment made pursuant to Section 11.3 of the Nuclear Operating Agreement; provided that approval of any of the foregoing which is necessary to comply with Legal Requirements shall not be unreasonably withheld.

2.3.3                        Review and provide input to the Operating Agent prior to execution of (and the Participants may audit from time to time pursuant to Section 5.4 hereof) any of the following agreements and any amendments thereof, provided that the Operating Agent shall have full authority to execute such agreements or amendments in its sole discretion after giving consideration to any comments of the Nuclear Managing Board or any member thereof:

2.3.3.1               All Services Plans between Southern Nuclear and the Participants’ Agent;

2.3.3.2               Except as to any agreement for which Nuclear Managing Board approval is required hereunder, any agreement between Southern Nuclear and any Affiliate entered into after the effective date of the Nuclear Operating Agreement. Southern Nuclear shall give timely notice to each Participant of the initiation of any proceeding before any Governmental Authority having jurisdiction for the purpose of reviewing amendments to existing contracts or any new contract between Southern Nuclear and any of its Affiliates and shall not contest the standing of any Participant to intervene in any such proceeding.

2.3.4                        Approve by Requisite Owner Action the following actions or functions of the Operating Agent.

2.3.4.1               The execution of any Major Contract; provided, however, that if approval by Requisite Owner Action is not obtained after any such Major

Contract has been submitted to the Nuclear Managing Board, then any Participant may request that such Major Contract be submitted to the chief executive officers (CEOs) of the Participants for resolution by Requisite Owner Action.

2.3.4.2               The taking of any action by the Operating Agent with respect to the sale, lease or disposal of any real or personal property owned individually or jointly by any or all of the Participants; provided, however, that Nuclear Managing Board approval shall not be required before the Operating Agent takes any action to replace any facilities, equipment or materials with facilities, equipment or materials, as the case may be, of like kind and of value at least equal to that of the replaced facilities, equipment or materials; and provided further that this Section 2.3.4.2 shall not apply to actions taken pursuant to (a) NRC regulations respecting decommissioning (i.e., 10 C.F.R. §§ 50.75 or 50.82, or any successor regulations thereto), or (b) a decision to retire either or both units of Each Plant made in accordance with the Participation Agreements. Nothing in this Section 2.3.4.2 shall be construed as an authorization by the Nuclear Managing Board for the Operating Agent to take any action inconsistent with plans and budgets adopted in accordance with Article IV hereof.

2.3.5                        Conduct or undertake such studies, investigations or audits which the Nuclear Managing Board determines are appropriate or useful in carrying out its responsibilities or functions. The Nuclear Managing Board may employ independent consultants or utilize the personnel or other resources of any Participant or the Operating Agent for such studies, investigations or audits. The costs of such studies, investigations or audits allocable to Each Plant shall be borne by the Participants in the proportion of their respective ownership shares of such plant.

2.3.6                        Review and approve, disapprove or revise and approve the Strategic Plan, the Fuel Plan, the Operation and Maintenance Budget, the New Investment Budget and the Fuel Budget to be submitted annually by the Operating Agent, all pursuant to Sections 4.0 through 4.5 hereof.

2.3.7                        Perform those functions described in Sections 4.0, 4.1, 4.3, 4.4, 4.5, 5.1, 5.2, 9.14, and 9.15 hereof.

2.3.8                        Approve any change from the existing plant basis of allocation of costs in the Southern Nuclear Cost Allocation Manual or the Plant Vogtle Cost Allocation Procedures by Requisite Owner Action; provided, however, that approval of changes caused by Legal Requirements shall not be unreasonably withheld.

2.3.9                        Approve the decommissioning plan for Each Plant, filed by the Operating Agent with the NRC, pursuant to 10 C.F.R. § 50.75(f) or 10 C.F.R. § 50.82, or any successor NRC regulation or pursuant to any other Legal Requirements, by Requisite Owner Action; provided, however, that approval of a decommissioning plan that meets Legal Requirements shall not be unreasonably withheld.

2.3.10                  Approve by Requisite Owner Action the Nuclear Interface Procedure whereby GPC or any other Affiliate of Southern Nuclear will provide support services as shall be described in written Services Plans, which shall be subject to Nuclear Managing Board review and input pursuant to Section 2.3.3 hereof.

2.3.11                  Perform such other functions as the Participants may in writing delegate to the Nuclear Managing Board.

2.4                                 Actions of the Nuclear Managing Board. In performing the functions described in Section 2.3 hereof, the Nuclear Managing Board shall act by unanimous vote of all members not ineligible to participate in any action pursuant to Section 9.10 hereof except as otherwise provided (i) in Sections 2.3.2, 2.3.3, 2.3.4, 2.3.8, 2.3.9, 2.3.10, 4.0, 4.1, 4.3, 4.4 and 4.5 hereof or (ii) by any of the Participation Agreements, or (iii) any other written agreements as may hereinafter be entered into by all of the Participants. If at any time all Participants do not have Undivided Ownership Interests in Each Plant, then action taken (including any votes or reviews) by the Nuclear Managing Board with respect to any such plant shall only be taken by the Participants with an Undivided Ownership Interest in such plant.

2.5                                 Chairman of the Nuclear Managing Board. The Chairman of the Nuclear Managing Board shall be a member of the Nuclear Managing Board elected by a majority of the members of the Nuclear Managing Board for a term of twelve consecutive months. On the expiration of such term, the succeeding Chairman shall be a member of the Nuclear Managing Board elected by a majority vote of the members of the Nuclear Managing Board. There shall be no restriction upon the number of terms to which any member of the Nuclear Managing Board may be elected to serve as Chairman; provided that no member or no member and his or her predecessor representing a single Participant shall be eligible for election as Chairman for more than two successive terms without the consent of all members of the Nuclear Managing Board.

2.6                                 Duties of the Chairman of the Nuclear Managing Board. The Chairman of the Nuclear Managing Board shall have the following duties:

2.6.1                        Schedule meetings of the Nuclear Managing Board at such time and place as the Chairman may determine but not less frequently than once every two months unless all members of the Nuclear Managing Board shall otherwise agree. With the consent of all members, any meeting of the Nuclear Managing Board may be conducted by telephone conference and any members of the Nuclear Managing Board may participate in any meeting by telephone.

2.6.2                        Provide notice to all other members of the Nuclear Managing Board of each scheduled Nuclear Managing Board meeting thirty (30) days in advance of such meeting except in emergencies or unless all members consent to any shorter notice.

2.6.3                        Provide all other members of the Nuclear Managing Board with a copy of each resolution or motion which the Chairman or any other member proposes to submit to the Nuclear Managing Board for action at any meeting of the Nuclear Managing Board at least five (5) business days prior to such meeting, provided such time requirement may be waived by the unanimous vote of all Nuclear Managing Board members at such meeting.

2.6.4                        Preside at each Nuclear Managing Board meeting and conduct all Nuclear Managing Board meetings in accordance with the procedures and rules established in accordance with Section 2.9 hereof.

2.6.5                        Establish the agenda for each Nuclear Managing Board meeting, including such items or matters as the Chairman shall deem appropriate or as may be requested by any other member of the Nuclear Managing Board.

2.6.6                        Notify all members of the Nuclear Managing Board of the agenda for each meeting as much in advance of such meeting as may be possible, but in any event not less than five (5) business days before such meeting.

2.6.7                        Appoint a secretary for the Nuclear Managing Board who shall (i) prepare a draft of the minutes of each Nuclear Managing Board meeting and deliver or mail a copy of such draft minutes to each member of the Nuclear Managing Board within five (5) business days after the close of each meeting of Nuclear Managing Board and (ii) take custody of and maintain the records of all Nuclear Managing Board meetings.

2.7                                 Minutes of Meetings. The minutes of each Nuclear Managing Board meeting shall record the following:

2.7.1                        The date, time and place of the meeting;

2.7.2                        The agenda of the meeting and the items or matters discussed;

2.7.3                        The resolutions and motions approved, actions approved, agreements reached and decisions made by the Nuclear Managing Board, including the votes of the members of the Nuclear Managing Board on each of such resolutions, motions, actions, agreements and decisions;

2.7.4                        The date, time and place of the next meeting of the Nuclear Managing Board to be scheduled.

Provided, (1) the minutes of any meeting of the Nuclear Managing Board shall not include any position advanced by any member on any matter which was not adopted by the Nuclear Managing Board at such meeting for any reason, and (2) any written resolution or motion respecting a budget or Strategic Plan submitted to and approved by the Nuclear Managing Board shall be immediately effective and binding upon the Participants when the requisite number of members have affixed their signatures to such resolution or motion. At the next succeeding regular meeting at which each Participant is represented, the members of the Nuclear Managing Board in attendance shall consider the minutes of the preceding regular or called meeting and if they are found in order, shall signify approval of the minutes by affixing their signatures to same.

2.8                                 Expenses. Each Participant shall be responsible for the personal expenses of its member and alternate of the Nuclear Managing Board at any Nuclear Managing Board meeting. General meeting expenses shall be the responsibility of the Participant whose member is serving as Chairman at the time the meeting is held. All other expenses necessary in the performance of the Nuclear Managing Board functions shall be allocated and paid as determined by the Nuclear Managing Board.

2.9                                 Procedures. The Nuclear Managing Board shall develop and adopt and from time to time modify manuals or procedures as may be appropriate for the conduct of its meetings and the performance of its functions.

2.10                           Attendees at Meetings. Attendance at meetings of the Nuclear Managing Board shall not be limited to members of the Nuclear Managing Board, but the Participants recognize the practical necessity of limiting the participation of attendees at any Nuclear Managing Board meeting who are not members to those who are expected to take an active part on the agenda for such meeting. Subject to Legal Requirements, the Chairman, on his own motion or at the request of any member may conduct any portion of any meeting in executive session at which attendance may be restricted to members or their respective alternates and persons invited by the Chairman.

2.11                           Delegation of Authority. The Nuclear Managing Board shall not delegate its authority to others.

2.12                           Subcommittees. The Nuclear Managing Board shall have the authority to appoint and charge subcommittees to study and make recommendations on any subject. The purpose, charge and duty of each subcommittee so appointed shall not exist for more than one year unless reappointed by the Nuclear Managing Board.

2.12.1                  Accounting Services Committee. The Nuclear Managing Board hereby designates the Accounting Services Committee (established pursuant to the Plant Vogtle Cost Allocation Procedures) as a subcommittee under this Agreement to (a) oversee the continued application and suggested revision of the Plant Vogtle Cost Allocation Procedures and (b) review Billing Disputes submitted to the Accounting Services Committee pursuant to the Additional Units Ownership Agreement or the Amended and Restated Operating Agreement. With respect to the Cost Allocation Procedures, the Accounting Services Committee is a forum for reviewing such procedures and discussing the appropriate cost allocation practices that are consistent with the general principles stated therein, and does not have the authority to make decisions with regard to cost allocation, such authority resting solely with the Nuclear Managing Board pursuant to Section 2.3.8.

2.13                           Special Meetings. The Chairman shall call a special meeting of the Nuclear Managing Board (a) at least once after February 1 of each year, and on or prior to March 1 of such year, for review and discussion of the proposed Strategic Plan and any progress toward finalizing the Strategic Plan to be submitted to the Nuclear Managing Board; (b) to be held within fifteen (15) days following the date that each Strategic Plan, Operation and Maintenance Budget, New Investment Budget and Fuel Budget, as applicable, was submitted to the Nuclear Managing Board for approval, for review and discussion of each proposed Strategic Plan, Operation and Maintenance Budget, New Investment Budget and Fuel Budget, as applicable; and (c) upon the request of any member of the Nuclear Managing Board to review a new matter of imminent, substantial importance to Plant Hatch or Plant Vogtle (or any unit thereof), provided the Chairman concurs in the necessity and appropriateness of such special meeting. The

Chairman shall provide not less than seven (7) days notice of any special meeting to the members of the Nuclear Managing Board unless the members of the Nuclear Managing Board consent to shorter notice or an unanticipated exigency arises (and in such exigent circumstances the members of the Nuclear Managing Board will be provided as much advance notice as possible).

ARTICLE III

3.0                                 Responsibilities of the Participants’ Agent. GPC shall continue to be the Participants’ Agent and responsible for its Agency Functions under the Participation Agreements for so long as they shall remain in effect or until GPC has been removed as the Participants’ Agent pursuant to the terms of such agreements.

Upon request from any member of the Nuclear Managing Board, the Participants’ Agent shall advise the Nuclear Managing Board if additional amounts or scope of coverage of nuclear decontamination and property damage insurance are available to an individual Participant beyond that obtained by the Participants’ Agent for Each Plant pursuant to the Participation Agreements; and, at the request of any Participant’s member of the Nuclear Managing Board, the Participants’ Agent shall obtain such additional amount or greater scope of coverage for such Participant as may be requested and available; provided that any increase in cost, including without limitation premiums or retrospective premium calls, arising from such additional amount or greater scope of coverage shall be for the account of such Participant.

ARTICLE IV

PLANS AND BUDGETS

4.0                                 Strategic Plans and Budgets. Strategic Plans, Fuel Plans and budgets shall be prepared and shall be submitted by the Operating Agent to the Nuclear Managing Board as

provided in this Article IV. Plans and budgets shall conform to the requirements and guidelines stated in Appendix “A” attached hereto and made a part hereof and any revisions of such appendix as may be approved by the Nuclear Managing Board. Within thirty (30) days after submittal, each Strategic Plan, Fuel Plan, Operation and Maintenance Budget, New Investment Budget, and Fuel Budget shall be approved, or revised and approved, by Requisite Owner Action or disapproved by the Nuclear Managing Board. In the event that the Nuclear Managing Board disapproves any plan or budget (except when such disapproval is by Requisite Owner Action) within thirty (30) days after submittal, then the item(s) in dispute respecting any plan or budget shall be submitted to the dispute resolution process set forth in Section 9.14.

4.1                                 Strategic Plans. A Strategic Plan for the following calendar year for Each Plant consisting of six elements described in Sections 4.1.1 through 4.1.6 shall be submitted by the Operating Agent to the Nuclear Managing Board by April 15 of each year. The Nuclear Managing Board shall separately consider, and following such consideration, separately approve by Requisite Owner Action, or separately disapprove, any individual project which is classified as a planned improvement project pursuant to Section 4.1.4 below, but shall otherwise approve or disapprove each Strategic Plan in its entirety. In the event the Nuclear Managing Board shall by Requisite Owner Action disapprove any Strategic Plan in its entirety, the Operating Agent shall as promptly as possible, submit a revised Strategic Plan to the Nuclear Managing Board for approval or disapproval. In the event the Nuclear Managing Board shall by Requisite Owner Action disapprove separately one or more planned improvement projects of any Strategic Plan, the Operating Agent may submit to the Nuclear Managing Board for approval or disapproval a revision of such Strategic Plan with adjustments in any other element that may be affected by the deletion of such disapproved planned improvement projects. The six elements of each Strategic Plan are described in the following Sections 4.1.1 through 4.1.6.

4.1.1                        Five-year Operating and Planned Outage Schedule. This schedule shall identify the scheduled operating cycles and planned outages for refueling, maintenance and other work during the succeeding five years. The schedule shall describe in reasonable detail the time and duration of each planned outage and the maintenance and other work planned to be performed during such outage.

4.1.2                        Availability and Performance Goals and Strategic Objectives. This section shall contain overall performance goals which have been established for Each Plant, including, without limitation, goals relating to unit availability. This section shall also include a discussion of strategic objectives for Each Plant and progress toward such objectives.

4.1.3                        Planned Mandatory Projects. A mandatory project is any project with a total estimated cost in excess of one million dollars or such greater amount as the Nuclear Managing Board may establish, including any modification, addition or program, which is needed in order to support normal operations (including, without limitation, facilities for spent fuel storage) in accordance with Prudent Utility Practice or in order to comply with regulatory or safety requirements. The associated schedule and estimated annual funding requirements shall be included.

4.1.4                        Planned Improvement Projects. An improvement project is any project with a total estimated cost in excess of one million dollars or such greater amount as the Nuclear Managing Board may establish, including any modification, addition, or program, which is not mandatory as defined in Section 4.1.3 hereof. Examples of such projects include efforts to improve plant performance or conditions such as improved plant capacity or efficiency, enhanced working conditions, and appearance. The associated schedule and estimated annual funding requirements shall be included. No expenditures or contractual commitments with respect to planned improvement projects shall be made until the Participants have had an opportunity to review such planned improvement project and, if necessary, the dispute resolution process of Section 9.14 arising from failure to approve such project by Requisite Owner Action shall have been completed.

4.1.5                        Authorized Level of Staffing. This section shall provide the current authorized number and actual previous year end number of permanent staff positions in the organization of the Operating Agent which are assigned to Each Plant. Such number of positions shall be broken down by functional areas (e.g., operations, maintenance, administrative, technical, corporate support), shall include positions which are located either on-site or off-site, and shall include all positions regardless of the actual employer. This section shall also show any planned changes in such authorized number of positions over the succeeding five years.

4.1.6                        Low Level Radioactive Waste Disposal. This section shall provide information respecting plans for disposal or reduction, or both, of low level radioactive wastes generated at Each Plant, including any plans for onsite disposal.

4.2                                 Fuel Plan. A ten (10) year Fuel Plan for Plant Hatch, the Existing Units and the Additional Units shall be submitted to the Nuclear Managing Board by September 15 of each year. Each Fuel Plan shall describe in reasonable detail each action or contemplated action and payment and the dates thereof, core usage and design burn up, estimated fueling dates and the energy expected to be generated by each unit for each fuel period of the Fuel Plan, a cash flow analysis of forecasted expenditures and credits for each Participant for each major component of the fuel cycle by years, and cash flow by months for the first five (5) years. Each Fuel Plan will provide the ten (10) year forecasted nuclear fuel burn rate in dollars per megawatt-hour ($/MWh) electric, not including spent fuel disposal or other such fees, for each unit. Each Fuel Plan will also provide the following information with respect to the spent fuel at Each Plant: the existing spent fuel storage capacity; the current spent fuel inventory; the projected date when the spent fuel storage capacity will be fully utilized; the projected dates when shipments of spent fuel for disposal will commence; and the projected date when additional spent fuel storage capacity may have to be provided.

4.3                                 Operation and Maintenance Budget. By August 15 of each year, the Operating Agent shall submit to the Nuclear Managing Board a written Operation and Maintenance Budget estimate of the costs of Operation and Maintenance Services for Each Plant for the next calendar year, with a forecast of budget requirements for the succeeding four calendar years. Such budget estimate and forecast shall be based on the Strategic Plan unless the Operating Agent determines that deviations from the Strategic Plan are appropriate, in which case, the Operating Agent shall identify such deviations to the Nuclear Managing Board. The budget estimate shall separately enumerate non-outage and outage Operation and Maintenance costs and also the Operating Agent’s and Participants’ Agent’s administrative and general costs. The Nuclear Managing

Board may, by Requisite Owner Action, approve or disapprove each budget in its entirety. In the event the Nuclear Managing Board shall by Requisite Owner Action disapprove an entire budget, the Operating Agent shall as promptly as possible, submit a revised budget to the Nuclear Managing Board for approval or disapproval. Each budget shall be supported by detail reasonably adequate for the purpose of review by the Nuclear Managing Board.

4.4                                 New Investment Budget. By August 15 of each year, the Operating Agent shall submit to the Nuclear Managing Board a written New Investment Budget estimate of the cost of New Investment Services for Each Plant for the next calendar year, with a forecast of budget requirements for the succeeding four calendar years. Such budget estimate and forecast shall be based on the Strategic Plan unless the Operating Agent determines that deviations from the Strategic Plan are appropriate, in which case, the Operating Agent shall identify such deviations to the Nuclear Managing Board. The Nuclear Managing Board may, by Requisite Owner Action, approve or disapprove each budget in its entirety. In the event the Nuclear Managing Board shall by Requisite Owner Action disapprove an entire budget, the Operating Agent shall as promptly as possible, submit a revised budget to the Nuclear Managing Board for approval or disapproval. Each budget shall be supported by detail reasonably adequate for the purpose of review by the Nuclear Managing Board.

4.5                                 Fuel Budget. By August 15 of each year, the Operating Agent shall submit to the Nuclear Managing Board a written Fuel Budget estimate of the costs of Fuel Services for Each Plant for the next calendar year, with a forecast of budget requirements for the succeeding four calendar years. The Nuclear Managing Board may, by Requisite Owner Action, approve or disapprove each budget in its entirety. In the event the Nuclear Managing Board shall by Requisite Owner Action disapprove an entire budget, the Operating Agent shall as promptly as possible, submit a revised budget to the Nuclear Managing Board for approval or disapproval. Each budget shall be supported by detail reasonably adequate for the purpose of review by the Nuclear Managing Board.

ARTICLE V

INFORMATION

5.0                                 Information and Access. The Participants’ Agent shall furnish or cause to be furnished information, access to information and access to Each Plant and the offices of the Operating Agent as follows:

5.1                                 Information to Be Provided to the Participants. Each of the Participants’ Agent and the Operating Agent, as appropriate, will provide the Participants with all information in its possession or control relating to the operation, maintenance, renewal, addition, replacement, modification, decommissioning and/or disposal of Each Plant, and the cost of New Investment Services, Operation and Maintenance Services, and Fuel Services to be paid by the Participants (the “Operational Information”), with the objective of assuring that the Participants remain fully informed in a timely manner with respect to matters that could impact decisions made or to be made by the Nuclear Managing Board, the Operating Agent, the Participants’ Agent or the Participants under this Agreement or any applicable Participation Agreement. In furtherance of such objective, three categories of information, i.e., Formal Routine, Formal Non-routine, and Informal, shall be provided to each member of the Nuclear Managing Board or to the Participants, which to the maximum extent possible shall be provided electronically as provided in Section 5.1.4.

5.1.1                        Formal Routine Information. In addition to the Strategic Plan and budget information provided routinely pursuant to Article IV, information in this category includes:

5.1.1.1  Energy Estimate - By August 15 of each year, the Operating Agent will furnish a written energy estimate for Each Plant and unit projecting the estimated generation for each unit during the succeeding five calendar years, using the best available data at the time.

5.1.1.2  Benchmark Performance Data - At the time of submittal of each Strategic Plan, the Operating Agent will also furnish a comparison of the performance of Each Plant and unit relative to other similar units and plants in the United States using performance indicators, including, without limitation, the unit cost of generation, in common use in the nuclear industry or as may be specified by the Nuclear Managing Board. Each month, the Operating Agent will furnish a comparison of the performance of Each Plant and unit for the preceding month relative to the Institute of Nuclear Power Operations (“INPO”) performance index (both component and aggregate) to the extent such index is available for such month at such time.

5.1.1.3  Plant Budget Reports - The Operating Agent will furnish monthly data showing actual costs for Operation and Maintenance Services (broken out by outage and non-outage expense and Operating Agent administrative and general expense), New Investment Services, and Fuel Services at Each Plant and unit with comparisons to the respective budgets for such services. These reports will normally be provided on an electronic database (pursuant to Section 5.1.4) at the Operating Agent transaction level by the end of the succeeding month.

5.1.1.4  Plant and Unit Specific Strategic Plan Reports - The Operating Agent will furnish monthly data showing actual performance for Each Plant or unit (as appropriate) compared to goals and strategic objectives contained in the Strategic Plan for Each Plant or unit (as appropriate) on at least a bimonthly basis; provided, that the Operating Agent will endeavor to provide such reports on a monthly basis. These reports normally will be provided using e-mail by the end of the succeeding month.

5.1.1.5  INPO Evaluations and Assessments - The Operating Agent will make available for review by the Designated Representatives of each Participant copies of evaluations and assessments of Each Plant by the INPO.

5.1.1.6  NRC and INPO Meetings - Each member of the Nuclear Managing Board will be notified by the Operating Agent and appropriate representatives of each Participant may attend executive exit meetings of INPO and the NRC as observers. Attendance by Participant representatives as observers at other NRC & INPO meetings with the Operating Agent will be permitted unless (i) such attendance is contrary to the policies of NRC or INPO, or (ii) the management of the Operating Agent requests that Participant representatives not attend in which event any Participant may invoke the procedures specified in Section 5.3.3 hereof.

5.1.1.7  Audit Reports - The Operating Agent will make available for review by the Participants copies of financial or accounting reports concerning

Each Plant containing the results of audits by or for GPC, Southern Nuclear, Southern Services or any Affiliate of The Southern Company, for any Participant or its Affiliates, or by any regulatory agency.

5.1.1.8  Correspondence to and from NRC - The Operating Agent shall furnish to any Participant’s Designated Representative at his or her request copies of all correspondence to and from the NRC concerning Each Plant.

5.1.1.9  Correspondence to and from Georgia Environmental Protection Division – The Operating Agent shall furnish to any Participant’s Designated Representative at his or her request all correspondence to and from the Georgia Environmental Protection Division concerning Each Plant.

5.1.1.10  Meetings with the Nuclear Managing Board - In order to assure that the members of the Nuclear Managing Board are informed as to the status of operations at Each Plant, an officer of the Operating Agent, together with any employees or consultants of the Operating Agent as such officer may designate, shall attend each meeting of the Nuclear Managing Board. At such meetings the Operating Agent shall present information concerning plant performance, the status and condition of Each Plant and unit (if appropriate), including review of problem status reports, events that are significant to plant operations, capital projects and year to date budget performance and end of year projections, to convey an overview of Each Plant and its operations and to address items on the agenda for the meeting of the Nuclear Managing Board. The Operating Agent will inform the Nuclear Managing Board of events which are affecting or may affect the availability of any unit at Each Plant.

5.1.1.11  Incentive Compensation Plan – The Operating Agent shall provide to each member of the Nuclear Managing Board a copy of the incentive compensation plan for its employees described in Section 2.6.1 of the Nuclear Operating Agreement and, with respect to each amendment or revision of such plan, Operating Agent shall consider any comments as may be offered by the Nuclear Managing Board or such member respecting such plan, but shall have full authority to implement such plan when in its sole discretion it decides it is appropriate to do so.

Notwithstanding any other provision of this Agreement, the Operating Agent shall not provide copies of or access to Safeguards Information, as defined in 10 CFR § 73.2, to any member of the Nuclear Managing Board, or to any Participant or its employees, agents or contractors unless the Operating Agent is reasonably assured that the provision of such copies or access will not violate 10 CFR § 73.21 and the person receiving such copies or access can and will comply with paragraphs (b) through (i) of 10 CFR § 73.21. Information supplied to any member under this Agreement shall not be used in any manner that (a) would compromise any part of the safeguards plan for Each Plant, or (b) would be in contravention of applicable governmental regulations. Information requested by a Participant may not be refused on the grounds that a vendor, contractor or consultant claims such information to be proprietary if such Participant agrees to execute an agreement satisfactory to any such vendor, contractor or consultant to protect such information from unwarranted disclosure.

5.1.2                        Formal Non-routine Information.

5.1.2.1               Information in this category which is time sensitive and shall be promptly provided by the Operating Agent to the Participants includes:

information on work disruptions or stoppages, and Notices of an Unusual Event, Alert, Site Area Emergency, or General Emergency (as such terms are defined in the emergency plan for Each Plant). The Operating Agent shall also inform the Participants and the dispatcher of the power and energy generated by Each Plant as soon as practical, or in accordance with guidelines acceptable to the Nuclear Managing Board, after the occurrence at Each Plant of any unplanned outage of a unit, any significant extension of a planned unit outage, any unplanned reduction in the capacity of a unit for an extended period, or any event or regulatory action which may substantially affect the operation of Each Plant. Information in this category also includes informal reports concerning events which the Operating Agent believes may result in public interest or may lead to inquiries to Participants by members of the public, and news releases issued by the Participants’ Agent or the Operating Agent.

5.1.2.2               Southern Nuclear shall inform the Nuclear Managing Board of any plan to change the organizational structure of Southern Nuclear to the extent that such change in any way affects the Southern Nuclear personnel who are dedicated to Each Plant and will consider any comments made by the Nuclear Managing Board, or any member of the Nuclear Managing Board, respecting such plans, but shall have full authority to implement such plans when in its sole discretion it decides it is appropriate to do so.

5.1.2.3               Southern Nuclear shall also inform the Nuclear Managing Board of any plans to replace (1) the individual occupying the position of General Manager of Each Plant, and the successors of such replacement, and (2) any Southern

Nuclear officer having responsibility for Each Plant or any combination of Each Plant, and the successors of such replacement. The Nuclear Managing Board shall review and the Nuclear Managing Board, or any member of the Nuclear Managing Board, may provide input to Southern Nuclear prior to the replacement of such individuals and shall be afforded access, on request, to Southern Nuclear’s chief executive and senior nuclear operations officers and its Board of Directors or any of them; provided, however, that Southern Nuclear shall have full authority, in its sole discretion, to make such replacements as it deems appropriate following such review, input and access by the Nuclear Managing Board; and provided further that such review, input and access shall not be required with respect to any replacement made on a temporary or interim basis to fill any vacancy which arises as a result of any occurrence (e.g., injury, promotion, dismissal or resignation).

5.1.2.4               To the extent a Participant requires additional Operational Information not otherwise available or provided pursuant to this Section 5.1, such Participant may make a formal request for additional information to the Operating Agent’s Designated Representative. Such request will be in writing and will be sent by such Participant’s Designated Representative to the Operating Agent’s Designated Representative. The Operating Agent will diligently respond to such requests. The Operating Agent’s response to such additional information request shall be in substance and in a format as reasonably determined by the Operating Agent.

5.1.3                        Informal Information. Information in this category includes informal communications between representatives of any Participant and the Operating Agent’s employees of a general nature and access by such representatives to routine reports and records on plant operations and conditions that are readily available at Each Plant.

5.1.4                        Electronic Access to Operational Information. The Operating Agent will develop and maintain a system to permit the Participants (through their Designated Representatives and Site Representatives, as appropriate) to have electronic access to Operational Information related to Each Plant except to the extent access thereto is limited by Section 5.1.1 with regard to Safeguards Information, as defined in 10 CFR § 73.2, or NRC, Department of Labor or related requirements and the practicalities and cost-effectiveness of such electronic information management and access. The cost directly associated with the development and implementation of such systems, such as software programming and hardware costs dedicated to the system, shall be treated as a cost of New Investment Services. The information provided on such system shall be in a format and safeguarded as may be reasonably determined by the Operating Agent. The Operating Agent, after the receipt of input from the Participants, shall establish and distribute reasonable data exchange and protection protocols with respect to the access given to the Designated Representatives of the Participants, which such protocols shall include actions in the case of improper access, user identification and password requirements and similar provisions.

5.2                                 Input from Participants. Each Participant shall be permitted to provide initial input with regard to the Strategic Plan and budgets for the subsequent year on or prior to February 1 of each year. Thereafter, each Participant may provide additional input on such Strategic Plans and budgets at subsequent Nuclear Managing Board meetings (including any special meeting related to such Strategic Plan or budgets scheduled pursuant to Section 2.13). The Participants’ Agent shall give due regard to the input, observations and recommendations of the Participants’ members on the Nuclear Managing Board, including in particular requests regarding the implementation of outage schedules and fuel cycle schedules.

5.3                                 Access to Each Plant.

5.3.1                        Each Participant shall be given the opportunity to have a reasonable number of representatives located at Each Plant (“Site Representatives”) for the purpose of observing and reporting to such Participant on plant conditions and activities. Reasonable office space and facilities will be made available to such Site Representatives at Each Plant. If a Participant elects to place representatives on site, such Participant will re-evaluate periodically the need for such onsite representation, and if the Participant determines that there is no longer a need for such onsite representation, the Participant will suspend its onsite representation.

5.3.2                        It is a mutual objective of the parties to create and maintain a harmonious working environment so that plant management attention is not diverted from the responsibilities of safe and efficient operations of the plant. Since a Participant can unilaterally exercise its right to have a reasonable number of Site Representatives at Each Plant, it shall be the duty of any Participant that exercises such right to assure that each of its Site Representatives shall cooperate fully with plant management in achieving such mutual objective. In the event that plant management reasonably considers that the conduct of any Site Representative is not conducive to achieving such mutual objective, the Operating Agent may bring such matters to the attention of the management of the Participant which has designated such Site Representative and request that appropriate measures be taken by such Participant to achieve such mutual objective. The management of such Participant in response to any such request shall thereupon take such measures, including at its discretion replacement of such Site Representative, as it deems appropriate to achieve such mutual objective. If issues of a continuing nature arise involving any Site Representative, the Nuclear Managing Board will review the circumstances and make recommendations as appropriate to the Site Representative’s Participant or to the Operating Agent.

5.3.3                        As a matter of professional respect and courtesy, and in order to promote good relations with the personnel on site, Site Representatives of any Participant will be invited to attend training, educational, professional and team building functions at Each Plant. Site Representatives will not attend a training function if the plant manager reasonably determines that attendance by Site Representatives would interfere with training of the Operating Agent’s personnel or is otherwise inappropriate. In order to assure that they are kept informed about management activities, Site Representatives will be provided access (pursuant to Section 5.1.4) or copies of daily, weekly and monthly reports on plant operations that are routinely distributed to all plant management level personnel at substantially the same time such reports are distributed to such personnel. Upon initial assignment, a new Site Representative will be invited by the plant manager to attend as an observer, one of each type of routine management meetings, except those devoted to personnel matters and staff working meetings involving conflict resolution activities where Site Representative presence would be obviously inappropriate that may be held on site, including without limitation meetings of any oversight group such as the Plant Review Board, Independent Safety Engineering Group, Safety Review Board and

ALARA Committee. Thereafter, such Site Representative may attend any meeting other than (i) such personnel or conflict resolving meetings, and (ii) any other meetings that the General Manager at Each Plant or his senior management shall reasonably request such Site Representative not attend. If the management of the Participant represented by Site Representatives disagrees that the closure of meetings or types of meetings was reasonable, then the management of such Participant may request the management of the Operating Agent to review the matter. If the management of the Operating Agent concludes that the closure of such meetings was not based on reasonable grounds, the Participant’s Site Representative shall be permitted to attend such meetings. If the management of the Operating Agent concludes that the closure was reasonable, and the management of such Participant still disagrees, the matter may be referred to the Nuclear Managing Board for review and recommendations.

5.3.4                        Any Participant shall have the additional right to have its representatives and guests visit Each Plant, with prior approval of the Operating Agent, to tour the facilities and observe plant activities; provided that such visit and tour will not interfere with the operation of the plant, plant safety, or security. Such representatives and guests shall comply with all applicable rules and regulations in effect at the plant whether imposed by Governmental Authority or by the Operating Agent.

5.4                                 Management Audits. Each Participant shall have the right to conduct management audits, at its own cost, of the performance of the Participants’ Agent and the Operating Agent either by such Participant’s own officers and employees or by its duly authorized agents or representatives, including without limitation any auditor utilized by such Participant, or any nationally recognized accounting firm designated by such Participant or by the Administrator of the Rural Utilities Service. The Participants’ Agent and the Operating Agent shall cooperate with such Participant in the conduct of such audits and, subject to the applicable regulations of the NRC and the requirements of vendors, give such Participant’s representatives reasonable access to all contracts, records, and other documents relating to Each Plant. Following any such management audit, the Participants’ Agent and the Operating Agent shall respond to the findings of such audit if requested to do so by such Participant. Management audits by individual Participants shall be coordinated and scheduled through the Participants’ Agent so as to minimize the number of audits required.

5.5                                 Cost Audits. In addition to the right to conduct management audits pursuant to Section 5.4 hereof, each Participant shall have the right to conduct, at its own expense, audits of the costs of Agency Functions, Operation and Maintenance Services, New Investment Services and Fuel Services and any other costs charged to and paid by such Participant. To enable each Participant to conduct such audits, the Participants’ Agent and the Operating Agent will provide, during normal business hours and subject to conditions consistent with the conduct by the Participants’ Agent and the Operating Agent of their respective responsibilities, any Participant, its officers, employees, agents or representatives, including without limitation any auditor utilized by such Participant, or any nationally recognized accounting firm designated by such Participant or by the Administrator of the Rural Utilities Service, with access to books, records, contracts and other documents of the Participants’ Agent and the Operating Agent related to their respective performance (including, without limitation, all Services Plans, the Nuclear Interface Procedure and agreements between Southern Nuclear and any of its Affiliates, and any amendments to the foregoing) and, upon such Participant’s reasonable request, copies thereof, which set forth (a) costs applicable to Operation and Maintenance Services, New Investment

Services, Fuel Services, and other costs for Each Plant to the extent necessary to enable the auditors of such Participant to verify that the costs have been properly billed to the Participants’ Agent or to such Participant pursuant to the provisions of applicable agreements, and (b) matters relating to the design, construction and operation and retirement of Each Plant in proceedings before any Governmental Authority having jurisdiction.

5.6                                 Civil Penalties and Meetings. In each case when a civil penalty is assessed against the Operating Agent, the Operating Agent shall provide the members of the Nuclear Managing Board with a description of the violation, the root cause determination of the violation, and the corrective action taken and to be taken to avoid repeat violations. The Nuclear Managing Board upon its request will be provided the opportunity to meet with the Operating Agent’s chief executive and senior nuclear operations officers, its Board of Directors or both.

5.7                                 Notification of Claims. In each case where a person or entity has made a claim against the Operating Agent relating to Plant Hatch or Plant Vogtle, the Operating Agent shall notify the Participants in writing within thirty (30) days, provided, however that the Operating Agent need only advise of the general nature of the claim rather than reporting any detail. The Operating Agent will advise the Participants in writing within thirty days following settlement or entry of judgment with respect to any such claim.

ARTICLE VI

6.0                                 Recovery of Costs. Any costs incurred by Southern Nuclear as the Operating Agent that would have been recoverable from the Participants by GPC under any applicable Participation Agreement shall be recoverable from the Participants subject to the rights of the Participants under such agreement and this Agreement to audit and contest such costs incurred by Southern Nuclear and all remedies provided therein shall be available in the event any Participant shall default in the payment of such costs.

ARTICLE VII

7.0                                 Relation To Existing Agreements. Neither this Agreement nor the Nuclear Operating Agreement are intended to nor do they modify, amend, or terminate any of the Participation Agreements and do not otherwise alter or impact rights and obligations of the Participants under any such agreements, including, without limitation, the obligations to make payments; the remedies for defaults; the authority and obligation to insure Each Plant; the authority to establish levels of output, to schedule and meter output; entitlements to output; authority to establish retirement dates for Each Plant; authority to repair (following substantial damage or destruction), replace or make additions to Each Plant; the authority to salvage, dispose and decommission Each Plant; the property rights established by the applicable Participation Agreements; and GPC’s responsibility and authority as agent of the Participants under such agreements. Specifically, nothing in this Agreement or the Nuclear Operating Agreement or any other contract between GPC and Southern Nuclear shall be construed or applied to impair GPC’s capacity to carry out its Agency Functions or to diminish or add to (i) the liabilities of GPC, or (ii) the remedies of OPC, MEAG and Dalton or any of them established by any of the several Participation Agreements. Therefore, the acts or omissions of employees of Southern Nuclear, including without limitation acts or omissions which constitute a breach of the Nuclear Operating Agreement, as the case may be, shall be deemed to be, and treated as though they were, acts and omissions of employees of GPC and subject to (i) the same defenses which GPC would have under applicable laws respecting acts and omissions of its employees, and (ii) the same defenses as GPC may have or remedies that OPC, MEAG or Dalton have under the

Participation Agreements that would have been applicable if such acts or omissions had been performed by employees of GPC. Nevertheless, the audit, observation and information provisions herein and the budget and plan review and approval procedures contained herein shall supersede the equivalent provisions of and procedures established by the Participation Agreements (other than the provisions of the Additional Units Ownership Agreement with respect to each Additional Unit prior to Commercial Operation of such unit). Accordingly, the Participants agree that the provisions hereof supersede the following sections of the following agreements:

1)                                      Edwin I. Hatch Nuclear Plant Agreement of Construction dated as of August 27, 1976 between GPC and MEAG, as heretofore amended: Sections 2(h), 2(n), 3(c) and 3(f);

2)                                      Alvin W. Vogtle Nuclear Units Numbers One and Two Purchase and Ownership, Participation Agreement dated as of August 27, 1976 among GPC, OPC, MEAG and Dalton, as heretofore amended: Sections 4(d), 5(e), and 9(m);

For as long as they are in effect, the provisions herein respecting Fuel Plans and Fuel Budgets, qualify and take precedence over The Edwin I. Hatch Nuclear Plant Purchase and Ownership Participation Agreement, dated as of January 6, 1975, between GPC and OPC, as heretofore amended: Section 5(i). For as long as they are in effect, the provisions herein respecting agreements and contracts between the Participants’ Agent and the Operating Agent qualify and take precedence over the following:

The Edwin I. Hatch Nuclear Plant Purchase and Ownership Participation Agreement, dated as of January 6, 1975, between GPC and OPC, as heretofore amended: Section 5(c) insofar as it authorizes GPC to contract with itself or any of its affiliates;

The Edwin I. Hatch Nuclear Plant Operating Agreement, dated as of January 6, 1975, between GPC and OPC, as heretofore, amended: Section l(d) insofar as it authorized GPC to contract with itself or any of its affiliates;

The Edwin I. Hatch Nuclear Plant Purchase and Ownership Participation Agreement between Georgia Power Company and Municipal Electric Authority of Georgia dated as of August 27, 1976 as heretofore amended: Section 5(c) insofar as it authorizes GPC to contract with itself or any of its affiliates;

The Edwin I. Hatch Nuclear Plant Operating Agreement between Georgia Power Company and Municipal Electric Authority of Georgia, dated as of August 27, 1976 as heretofore amended: Section l(d) insofar as it authorizes GPC to contract with itself or any of its affiliates;

The Edwin I. Hatch Nuclear Plant Purchase and Ownership Participation Agreement between Georgia Power Company and City of Dalton, Georgia dated as of August 27, 1976 as heretofore amended: Section 5(c) insofar as it authorizes GPC to contract with itself or any of its affiliates;

The Edwin I. Hatch Nuclear Plant Operating Agreement between Georgia Power Company and City of Dalton, Georgia dated as of August 27, 1976 as heretofore amended: Section i(d) insofar as it authorizes GPC to contract with itself or any of its affiliates; and

The Alvin W. Vogtle Nuclear Unit Numbers One and Two Purchase and Ownership Participation Agreement, dated as of August 27, 1976, among GPC, OPC, MEAG and Dalton, as heretofore amended: Section 4(b)(v).

No portion of any costs paid by GPC to the Operating Agent pursuant to the Nuclear Operating Agreement as a result of a judgment of any court with competent jurisdiction against the Operating Agent, as the case may be, for any breach of its no adverse distinction obligations under the Nuclear Operating Agreement, respectively, shall be recoverable from OPC, MEAG and Dalton.

No portion of any payment made by GPC to Southern Nuclear for costs incurred by Southern Nuclear for participation in industry groups shall be payable by OPC, MEAG or Dalton unless such participation costs when incurred were reasonably expected to yield a present or future benefit, whether direct, indirect, general or specific, to Plant Hatch, the Existing Units or the Additional Units, or Plant Hatch, the Existing Units and the Additional Units.

ARTICLE VIII

8.0                                 Term, Termination, and Effective Date. Subject to Section 9.1 hereof, this Second Amended and Restated Nuclear Managing Board Agreement shall become effective upon the Effective Date and shall remain in effect to coincide with the later of (a) the expiration of the last effective operating license or possession-only license for any of Plant Hatch, the Existing Units and the Additional Units, issued by any Governmental Authority having jurisdiction over Plant Hatch, the Existing Units or the Additional Units, as applicable, or (b) the completion of Decommissioning (as defined in the Amended and Restated Operating Agreement) for the last unit of Plant Hatch and Plant Vogtle to be decommissioned.

ARTICLE IX

9.0                                 Miscellaneous.

9.1                                 Required Approvals. Notwithstanding anything in this Agreement to the contrary, this Agreement shall have no force and effect until it is approved by the Administrator of the Rural Utilities Service.

9.2                                 Further Assurances. From time to time the Participants will execute such instruments, upon the request of another Participant, as may be necessary or appropriate to carry out the intent of this Agreement.

9.3                                 Governing Law. The validity, interpretation, and performance of this Agreement and each of its provisions shall be governed by the laws of the State of Georgia.

9.4                                 Notice. Any notice, request, consent or other communication permitted or required by this Agreement shall (a) be made in writing signed by the party making it; (b) specify the Section to which it relates; (c) be delivered (i) in person, (ii) by a nationally recognized next business day delivery service electing, and being timely delivered to such service for, next business day delivery, or (iii) by fax and with a confirming copy sent by a nationally recognized next business day delivery service electing, and being timely delivered to such service for, next business day delivery; (d) unless given in person, be given to the address specified below; and (e) be deemed given or received (i) if delivered in person, on the date of personal delivery, (ii) if sent by a nationally recognized next business day delivery service electing, and being timely delivered to such service for, next business day delivery, on the first business day after so sent, or (iii) if sent by fax with a copy sent by a nationally recognized business day delivery service electing, and being timely delivered to such service for, next business day delivery, on the first business day after so sent. The party giving the notice or other communication will pay all delivery costs. The addresses and the requirements for copies are as follows:

If to GPC:

Georgia Power Company

241 Ralph McGill Boulevard

Atlanta, Georgia 30308

Facsimile No.: 404-506-7985

Attention:  President

If to OPC:

Oglethorpe Power Corporation

2100 East Exchange Place

Tucker, Georgia  30084-5336

Facsimile No.: 770-270-7872

Attention: President and CEO

If to MEAG:

Municipal Electric Authority of Georgia
1470 Riveredge Pkwy, NW

Atlanta, Georgia 30328-4686

Facsimile No.: 770-661-2812

Attention:  President and CEO

If to Dalton:

The City of Dalton, Georgia

1200 V.D. Parrott, Jr. Parkway

Dalton, Georgia 30721

Facsimile No.: 706-278-7230

Attention:  CEO

If to Southern Nuclear:

Southern Nuclear Operating Company, Inc.

10 Inverness Center Parkway

Birmingham, Alabama 35242-4809

Facsimile No.: 205-992-6165

Attention: President

unless a different address shall have been designated by the respective Participant by notice in writing.

9.5                                 Section Headings Not To Affect Meaning. The descriptive headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms and provisions thereof.

9.6                                 Time of Essence. Time is of the essence of this Agreement.

9.7                                 Amendments. This Agreement may be amended by and only by a written instrument duly executed by each of the Participants.

9.8                                 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon each of the Participants and its respective successors and assigns. The Participants’ Agent may not assign or delegate any of its rights or obligations as such under this Agreement, other than to a successor agent appointed pursuant to the applicable Participation Agreements. No Participant may assign or delegate any of its rights or obligations as such under this Agreement, except in connection with a sale, transfer or assignment of all or any portion of the assignor’s ownership interest in Plant Hatch, the Existing Units or the Additional Units pursuant to the applicable Participation Agreements.

9.9                                 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.10                           Computation of Percentage Undivided Ownership Interest. Except as may be provided by any Participation Agreement and notwithstanding any other provision of this Agreement, whenever, pursuant to any provision of this Agreement, any action is required to be agreed to or taken by the Nuclear Managing Board or the Participants as to Each Plant (i) only those Participants not in default in the payment of any amounts (together with interest, if appropriate) required under any provisions of any applicable Participation Agreement at the time such action is to be agreed to or taken shall have the right to participate in such agreement or the taking of such action, and (ii) wherever it is provided in this Agreement for approval or disapproval by Requisite Owner Action, the approval or disapproval, as the case may be, of those Participants not in default which collectively own Undivided Ownership Interests in such plant in the aggregate proportion of not less than the applicable percentage (as set forth in the definition of Requisite Owner Action) of the sum of the Undivided Ownership Interests of all non-defaulting Participants in such plant shall be required.

9.11                           Several Agreements. Notwithstanding anything to the contrary set forth herein, the agreements and obligations of the Participants set forth in this Agreement shall be the several, not the joint, agreements and obligations of the Participants.

9.12                           Confidentiality.

(a)                                  The Participants recognize that there are, or may be in the future, certain contracts, records, drawings, data or other documents or information relating to the operation, maintenance, renewal, addition, replacement, modification decommissioning or disposal of Each

Plant, which is labeled by the party providing such information as proprietary, confidential or privileged (the “Confidential Information”), and, in some cases, is subject to a contractual obligation to another person which requires that such information not be disclosed without the express approval of such other person. Information provided orally shall be deemed “Confidential Information” if the disclosing party states that such information is confidential at the time of such disclosure and, within ten (10) days thereafter, provides the receiving party written confirmation of the confidential nature of the information so disclosed.

(b)                                 Each of the Participants agrees, notwithstanding any other provision of this Agreement, that it shall use any Confidential Information only in the exercise of its respective rights and obligations hereunder, and that any Confidential Information which is disclosed to it shall not be disclosed other than as permitted under this Section 9.12 to any other entity or to any person who is not an officer, director, employee or attorney, respectively, of the Participant; provided, however, that the respective lessors, mortgagees and security deed holders, including prospective lessors, mortgagees or security deed holders, of any of the Participants and any credit rating agencies and other financing entities that need to know such information in connection with the financing of a Participant’s Undivided Ownership Interest shall be entitled to examine (but not to copy) at the offices of the Operating Agent or the Participant whose lessor, mortgagee or security deed holder or any such credit rating agency or financing entity desires to examine such information, any Confidential Information; and provided further, however, that the Participants may disclose any such information as required by any Governmental Authority (including the Rural Utilities Service) having jurisdiction or as necessary to comply with Legal Requirements.

(c)                                  Each of the Participants agrees to take all reasonable steps to protect the proprietary, privileged or confidential nature of all Confidential Information furnished to it, including, without limitation: (i) limiting access to and disclosure of such Confidential Information only to: (A) its officers, directors, employees or attorneys who have a need for access to such Confidential Information reasonably related to the exercise of any rights of the Participants hereunder, (B) the respective lessors, mortgagees and security deed holders, including prospective lessors, mortgagees and security deed holders, and credit rating agencies and financing parties, of the Participants only as permitted by the provisions of Section 9.12(b), and (C) to those persons to which access is required by any Governmental Authority or as necessary in order to comply with Legal Requirements; and (ii) ensuring that those persons receiving any such Confidential Information understand the proprietary, confidential or privileged nature of such Confidential Information.

(d)                                 In the event that a Participant considers it necessary or desirable to disclose or provide copies or summaries of or access to any Confidential Information to any person not its employee, director, officer or attorney, and such disclosure is not otherwise permitted by this Section 9.12 and such disclosure is to a contractor, agent, representative or consultant of such Participant which reasonably requires such Confidential Information to assist the Participant in the exercise of its rights as a Participant or to perform its responsibilities with regard to the operation, maintenance, renewal, addition, replacement, modification, decommissioning or disposal of Each Plant, then the Participant may provide such information to such person only when such person shall have signed an agreement obligating such person to: (i) safeguard the confidentiality of such Confidential Information; (ii) use such Confidential Information only for the purpose of executing its responsibilities regarding such plant; and (iii)

return or destroy all copies of any documents containing such Confidential Information upon the completion of its responsibilities. The Participant shall advise the person or persons designated by the party originally furnishing such Confidential Information, by telephone or otherwise, of the Confidential Information to be disclosed and shall provide such furnishing party a copy of each such executed confidentiality agreement within ten (10) days of execution, together with a list of all documents provided by the Participant containing Confidential Information which have been given to such person, which such Participant shall update each time additional documents are provided to such person.

(e)                                  The obligations of the Participants pursuant to the provisions of this Section 9.12 shall survive the termination of this Agreement and continue to bind the Participants, in the case of Confidential Information which is not a trade secret, for a period of five years following the termination of this Agreement, and, in the case of trade secrets, for so long as they remain trade secrets.

(f)                                    The restrictions of this Section 9.12 shall be in addition to any restrictions imposed by law upon the Participants in the absence of contract.

9.13                           Effect on Joint Committee Agreement. As of the effective date of this Agreement and while this Agreement is in effect, this Agreement shall supersede the Joint Committee Agreement, as amended, with respect to all matters affecting Plant Hatch or Plant Vogtle.

9.14                           Dispute Resolution. Unless otherwise mutually agreed to by the Participants, any dispute, controversy or claim arising out of, under, or relating to this Agreement (a “Dispute”), other than Billing Disputes to be resolved pursuant to the Additional Units Ownership Agreement or Amended and Restated Operating Agreement, as applicable, shall be negotiated in good faith and resolved in accordance with the provisions of this Section 9.14. The Participants shall first submit the dispute to the Nuclear Managing Board to resolve any Dispute through discussions among the members of the Nuclear Managing Board. If, after thirty (30) days (or any time earlier if the disputing Participant or the Participants’ Agent wishes to have the CEOs consider the issue) such discussions are unsuccessful, then the CEOs of the Participants shall consider the issue. A Review Group may be appointed by the Nuclear Managing Board to review all sides of the items in dispute and make a presentation to the CEOs concerning various viewpoints and aspects of such items in dispute.

9.14.1                  The process of “good-faith negotiations” requires that each Participant set out in writing to the other its reason(s) for adopting a specific conclusion or for selecting a particular course of action, together with the subordinate facts supporting such conclusion or course of action.

9.14.2                  The good faith negotiation process shall also include at least two meetings of the CEOs. Unless otherwise mutually agreed, the first meeting shall take place within ten (10) calendar days after the Nuclear Managing Board has failed to resolve the Dispute. Unless otherwise mutually agreed, the second meeting shall take place no more than ten (10) calendar days later.

9.14.3                  In the event the Participants remain unsuccessful in resolving a Dispute for a period of fifty (50) days after the initiation of the good faith negotiation process, then such unresolved item in dispute shall be resolved by the Participants’ Agent in a manner consistent with Prudent Utility Practice and all other elements of such plan or budget shall be deemed approved by the Nuclear Managing Board and binding on the Participants; provided, that any Participant may proceed immediately to non-binding arbitration (if desired by any Participant) or litigation concerning the Dispute; provided, further that if the sum of GPC’s and its Affiliates’ Weighted Ownership Interest in the Additional Units is at any time below 10%, then actions of the Nuclear Managing Board with respect to planned improvement projects related to the Additional Units pursuant to this Agreement shall be conducted on the basis of Requisite Owner Action.

9.14.4                  Each Participant hereby agrees that all statements made in the course of dispute resolution, as contemplated in this Section 9.14, shall be confidential and shall not be disclosed to or shared with any third parties (other than any person whose presence is necessary to facilitate the dispute resolution process). Each Participant agrees and acknowledges that no statements made in or evidence specifically prepared for dispute resolution under Section 7.9 shall be admissible for any purpose in any subsequent litigation.

9.14.5                  Non-binding arbitration shall be conducted as set forth below:

9.14.5.1                                                         The Participant calling for arbitration shall give written notice to all other Participants, setting forth in such notice in adequate detail the nature of the dispute, the amount or amounts, if any, involved in such dispute, and the recommendation sought by such arbitration proceedings, and, within twenty (20) days from receipt of such notice, any other Participant may, by written response to the first Participant and all other Participants, submit its statement of the matter at issue and set forth in adequate detail additional related matters or issues to be arbitrated. Thereafter, the Participant first submitting its notice of the matter at issue shall have ten (10) days in which to submit a written rebuttal statement, copies of which shall be given to all other Participants. Within forty (40) days following delivery of the written notice pursuant to Section 9.14.5.1 hereof, the Nuclear Managing Board shall meet for the purpose of selecting arbitrators. Each member of the Nuclear Managing Board shall designate one arbitrator (hereinafter “Designated Arbitrator”). The Designated Arbitrators shall meet within twenty (20) days following their designation and shall select an additional independent arbitrator (hereinafter the “Independent Arbitrator”). If the Designated Arbitrators shall fail to select an Independent Arbitrator within said twenty day period, then the Designated Arbitrators shall request from the American Arbitration Association (or a similar organization if the American Arbitration Association should not at the time exist) a list of arbitrators who are qualified and eligible to serve as hereinafter provided. The Designated Arbitrators selected by the Participants shall take turns striking names from the list of arbitrators furnished by the American Arbitration Association, and the last name remaining on said list shall be the Independent Arbitrator. The Independent Arbitrator shall be a person skilled and experienced in the field which gives rise to the dispute, and no person shall be eligible for appointment as the Independent Arbitrator who is an officer, employee, or agent of any of the parties or any affiliate of any of the parties to the dispute or is otherwise interested in the matter to be arbitrated.

9.14.5.2                                                         Except as otherwise provided in this Section 9.14, the arbitration shall be governed by the rules and practice of the American Arbitration Association (or the rules and practice of a similar organization if the American Arbitration Association should not at that time exist) from time to time in force, except that if such rules and practice, as modified herein, shall conflict with state or Federal law then in force which are specifically applicable to such arbitration proceedings, such law shall govern.

9.14.5.3                                                         The arbitrators shall hear evidence submitted by the respective Participants and the Independent Arbitrator may call for additional information, which additional information shall be furnished by the Participant having such information. The recommendation of the arbitrators respecting the dispute shall be determined by the Independent Arbitrator with the concurrence of not less than one of the Designated Arbitrators if there are only two of them or two of the Designated Arbitrators if there are more than two of them.

9.14.5.4                                                         The recommendation of the arbitrators shall not be binding upon the Nuclear Managing Board or the Participants, nor shall the participation of any member of the Nuclear Managing Board or any Participant in the arbitration be deemed to constitute a waiver of any right, authority, obligation or remedy of such Participant, under this Agreement or any Participation Agreement.

9.14.5.5                                                         Costs incurred by all of the arbitrators in conduct of any arbitration and the compensation paid to the Independent Arbitrator shall be paid as follows:

9.14.5.5.1                                                In the event the recommendations of the Independent Arbitrator are adverse to the Participant or Participants that initiated the arbitration then all of such costs and compensation shall be paid by such Participant or Participants; provided that if two or more Participants have joined in the initiation of such arbitration, they shall share in the payment of such costs and compensation as they shall agree.

9.14.5.5.1                                                In the event the recommendations of the Independent Arbitrator are favorable to the Participant or Participants that initiated the arbitration, then each of the Participants that would be affected by the implementation of such recommendations shall pay a proportionate share of such costs equal to its joint ownership share in Each Plant divided by sum of the joint ownership shares in Each Plant of all Participants that are so affected.

9.14.5.6                                                         All costs incurred by any Participant in participating in any arbitration shall be borne and paid by such Participant without recourse against any other Participant, except in the event that the Independent Arbitrator shall find that any claim of the Participant or Participants that initiated such claim was frivolous or totally without merit, then such initiating Participant or Participants shall reimburse each other Participant for its costs reasonably incurred in its defense against such claim.

9.14.5.7                                                         No arbitration shall delay performance in accordance with the Nuclear Operating Agreement, any Participation Agreement, this Agreement or any successor agreements with respect to Plant Hatch, the Existing Units or the Additional Units, or otherwise affect rights arising under any such agreements.

9.15                           Accounting Methodology. The current accounting methodology and practices in effect among some or all of the Participants as of the Effective Date of this Agreement, including the agreements reached by the Joint Committee with some or all of the Participants, as reflected in (i) the minutes of the Joint Committee meetings held on August 20, 1984, respecting the methodology for computing GPC’s A&G expenses, and on April 18, 1983 and April 15, 1985 (and the April 1, 1985 minutes of the Joint Subcommittee for Finance and Accounting incorporated therein), respecting the 180-Day Rule, (ii) the minutes of the Joint Subcommittee for Power Generation meeting on February 27, 1988, respecting Joint Owners Revenue Allocations and Plant Hatch inventory accounting methodology, (iii) the January 18, 1990, revision to the A&G methodology, (iv) the May 8, 1979, Compromise and Settlement Agreement between GPC and MEAG, (v) the minutes of the Joint Subcommittee for Finance and Accounting meeting on February 12, 1991, respecting A&G methodology, (vi) the letter dated February 29, 1992, from Eugene Heckl to Rick Cook respecting the agreed A&G methodology from the February 12, 1991 agreement, (vii) the minutes of the Joint Subcommittee for Finance and Accounting on February 2, 1981, respecting depository accounts, and (viii) the letter dated July 9, 2003, from Gregg Cook to Mary Jackson concerning the use of the DMG A&G methodology for MEAG, shall all remain in effect insofar as they apply to Plant Hatch or Plant Vogtle until such time as such methodology, practices or agreements shall be amended, modified or revoked by the Nuclear Managing Board, or by GPC and the affected Participants, as appropriate.

Section 9.16                                Remedies.

(a)                                  Notwithstanding the provisions of Section 9.14 of this Agreement, each Participant acknowledges, understands and agrees that a breach of the requirements on the part of any Participant, including the Agent, to provide information to another Participant or Participants pursuant to the terms of this Agreement will result in irreparable damage and harm to the non-breaching Participant and that the non-breaching Participant will not have an adequate remedy at law in the event of any such breach. Each Participant, therefore, agrees that in the event of a breach or threatened breach of any such requirements, the non-breaching Participant may at its election and in any court of competent jurisdiction: (a) obtain specific performance by the breaching Participant of such requirements to provide information; (b) obtain temporary, preliminary and permanent injunctive relief to prevent noncompliance with or breaches of such requirements to provide information; or (c) pursue any one or more of the foregoing or any other remedy available to it. Each Participant hereby waives any requirement that a non-breaching Participant post any bond or other security in connection with the enforcement of such requirements to provide information. In the event that any action should be brought to enforce the provisions of such requirements to provide information, no Participant will allege, and each Participant hereby waives, the defense or counterclaim that there is an adequate remedy at law.

(b)                                 A non-breaching Participant will not, by seeking or obtaining any particular relief, be deemed to have precluded itself from obtaining any other relief to which it may be entitled.

(c)                                  No delay or failure to exercise any right or remedy shall impair the right to exercise any such right or remedy or be construed to be a waiver of such right or remedy or of any default by a Participant.

9.17                           Operating Agent Authority. Notwithstanding any other provisions of this Agreement, the Participants acknowledge that for so long as the Nuclear Operating Agreement is in effect the Operating Agent has the exclusive authority to operate and maintain Each Plant pursuant to Article II of the Nuclear Operating Agreement.

9.18                           Amended and Restated Nuclear Managing Board Agreement Superseded. This Agreement amends and restates in its entirety the Amended and Restated Nuclear Managing Board Agreement among GPC, OPC, MEAG and Dalton dated as of July 1, 1993. Upon the execution and effectiveness of this Agreement, the Amended and Restated Nuclear Managing Board Agreement among GPC, OPC, MEAG and Dalton dated as of July 1, 1993 will be superseded and replaced by this Agreement and will have no further force or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers and their respective seals to be affixed as of the day and year first above written.

GEORGIA POWER COMPANY

	By:	/s/ Michael D. Garrett
Attest:	Its:	President and CEO

/s/ Daniel Lowery
Secretary

OGLETHORPE POWER CORPORATION
(AN ELECTRIC MEMBERSHIP
CORPORATION)

	By:	/s/ Thomas A. Smith
Attest:	Its:	President and Chief Executive Officer

/s/ Patricia N. Nash
Secretary

MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA

	By:	/s/ Robert P. Johnston
Attest:	Its:	President and Chief Executive Officer

/s/ James E. Fuller
Secretary

CITY OF DALTON, GEORGIA
BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS

	By:	/s/ Don Cope
Attest:	Its:	President & CEO

/s/ Pam Witherow
Clerk

APPENDIX “A”

STANDARDIZED GUIDELINES FOR MAINTENANCE

AND REFUELING OUTAGE SCHEDULES

On or before August 15 of each calendar year, the Operating Agent shall prepare and submit to each Participant a written scheduled outage plan for each unit of Each Plant to be used in the Fuel Optimization and Evaluation System process for the ensuing five calendar years.

Each plan shall describe in reasonable detail the estimated time and duration of each outage.

Should any major changes be made to the maintenance and refueling schedules within a calendar year, the Operating Agent shall solicit input from each Participant pursuant to Section 5.2 and provide each Participant with a revised schedule.

1

STANDARDIZED GUIDELINES FOR
ENERGY ESTIMATES BY UNIT

On or before August 15 of each calendar year, the Operating Agent shall prepare and submit to each Participant a written energy estimate for each unit of Each Plant as currently presented in the energy budget. This energy estimate shall be for the ensuing five calendar years for such units. The energy estimate shall project the estimated operating level of each unit during such period based on economic dispatch. The estimate will be developed utilizing the best available data at the time.

2

STANDARDIZED GUIDELINES FOR OPERATION
AND MAINTENANCE BUDGET

On or before August 15 of each calendar year, the Operating Agent shall prepare and submit to each Participant a written budget estimate of the costs of Operation and Maintenance Services (other than fuel) anticipated to be incurred for the ensuing five calendar years for each unit of Each Plant. Each budget estimate shall contain those expected costs which are anticipated to be chargeable, under the terms of one or more of the Participation Agreements, to such units including outage costs. Each budget also shall separately identify those costs which are anticipated to be incurred by Southern Nuclear pursuant to agreements with any of its Affiliates. Each budget estimate to be submitted under this subsection shall be based on information reasonably available.

Each budget shall be supported by detail reasonably adequate for the purpose of each party’s review thereof and shall be formatted such that for the next calendar year each month’s estimated costs are listed by applicable FERC account numbers.

In addition, a report on materials and supplies purchases should be provided for the next calendar year.

3

STANDARDIZED GUIDELINES FOR NEW INVESTMENT BUDGETS

On or before August 15 of each calendar year, the Operating Agent shall prepare and submit to each Participant of such jointly-owned plants and associated switchyards a written budget estimate of the costs of New Investment Services (other than nuclear fuel) anticipated to be incurred during the next calendar year at such plant. Also to be included in the New Investment Budget estimate are any associated projects which may be charged to a Participant on the basis of its ownership pursuant to one or more of the Participation Agreements. This budget estimate is to consist of project expenditure (“PE”) sheets for each project and a FERC distribution table for each PE. For the five-year forecast period, a summary of estimates of capital expenditures and retirements will be provided.

Each budget estimate to be submitted under this subsection shall be based on information reasonably available. Each budget estimate shall be supported by detail reasonably adequate for the purpose of each party’s review thereof. The budget shall be formatted such that each month’s estimated costs are listed by applicable FERC account number.

4

STANDARDIZED GUIDELINES FOR FUEL PLANS

On or before September 15 of each calendar year, the Operating Agent shall prepare and submit to each of the Participants a ten-year fuel management plan for each unit of Each Plant. Each Fuel Plan shall describe in reasonable detail each action or contemplated action and payment and the dates thereof, core usage and design burnup, estimated fueling dates and the energy expected to be generated by each unit for each fuel period of the Fuel Plan, a cash flow analysis of forecasted expenditures and credits for each Participant for each major component of the fuel cycle by years, for the ten-year period covered by the Fuel Plan, and cash flow by months for the first five years of such ten-year plan period. The Operating Agent may amend the Fuel Plan from time to time as it deems appropriate shall solicit input from each Participant pursuant to Section 5.2 and shall deliver to each of the Participants a copy of such amended Fuel Plan.

A narrative of expected activity for the ensuing calendar year at Plants Hatch, the Existing Units and Additional Units should be provided.

5